Exhibit 99.1 Pro Forma Condensed Consolidated Financial Information

Introduction

On March 28, 2008 (the “Distribution Date”), Altria Group, Inc. (“Altria”) completed the spin-off of Philip Morris International Inc. (“PMI”) to Altria stockholders. The distribution of 100% of PMI’s shares owned by Altria was made on March 28, 2008, to Altria stockholders of record as of 5:00 p.m. New York City Time on March 19, 2008, the record date. Each Altria stockholder received one share of PMI for each share of Altria common stock held as of the record date.

Holders of Altria stock options were treated in a manner similar to public stockholders and, accordingly, had their stock awards split into the following two instruments, which, immediately after the spin-off, had an aggregate intrinsic value equal to the intrinsic value of the Altria options immediately before the spin-off:

•	a new PMI option to acquire that number of shares of PMI common stock equal to the number of Altria options held by such person on the Distribution Date; and

•	an adjusted Altria option for the same number of shares of Altria common stock with a reduced exercise price.

Holders of Altria restricted or deferred stock awarded prior to January 30, 2008 retained their existing awards and received the same number of shares of PMI restricted or deferred stock. The restricted stock and deferred stock vest upon the completion of the applicable original restriction periods (typically, three years from the date of the original grant). Recipients of Altria’s deferred stock awarded on January 30, 2008 who are employed by Altria after the distribution received additional shares of deferred stock of Altria to preserve the intrinsic value of their award. Recipients of Altria’s deferred stock awarded on January 30, 2008 who are employed by PMI after the distribution received substitute shares of PMI’s deferred stock to preserve the intrinsic value of their award.

To the extent that employees of Altria received PMI stock options, Altria will reimburse PMI in cash for the Black-Scholes fair value of the stock options received. To the extent that PMI employees hold Altria stock options, PMI will reimburse Altria in cash for the Black-Scholes fair value of the stock options. To the extent that employees of Altria receive PMI deferred stock, Altria will pay to PMI the fair value of the PMI deferred stock less the value of the projected forfeitures. To the extent that PMI employees hold Altria restricted stock or deferred stock, PMI will reimburse Altria in cash for the fair value of the restricted or deferred stock less the value of projected forfeitures and any amounts previously charged to PMI for the restricted or deferred stock. Based upon the number of Altria stock awards outstanding at December 31, 2007, the net amount of these reimbursements would be a payment of approximately $427 million from Altria to PMI.

In connection with the spin-off, PMI paid to Altria $4.0 billion in special dividends in addition to its normal dividends to Altria. PMI paid $3.1 billion of these special dividends in 2007 and paid the additional $900 million in the first quarter of 2008.

PMI was included in the Altria consolidated federal income tax return, and federal income tax contingencies are recorded as liabilities on Altria’s balance sheet. Altria will reimburse PMI in cash for these liabilities, which are $97 million.

A subsidiary of Altria provided PMI with certain corporate services at cost plus a management fee. After the Distribution Date, PMI will independently undertake these activities. Altria’s service subsidiary will provide limited transition services to PMI, which are expected to cease in 2008. With limited exceptions, all intercompany accounts will be settled in cash within 30 days of the Distribution Date.

Certain of PMI’s employees participate in the U.S. benefit plans offered by Altria. After the Distribution Date, PMI will provide the benefits previously provided by Altria. As a result, PMI has established new plans, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities will be transferred to the new plans. The transfer of these benefits will result in PMI recording an additional liability (and a corresponding reduction to Altria’s liability) of approximately $98 million, partially offset by the related deferred tax assets ($37 million) and the corresponding SFAS 158 adjustment to stockholders’ equity ($23 million). Altria will pay PMI $38 million in cash, which is net of the related deferred tax benefit.

Altria estimates that, if the distribution had occurred on December 31, 2007, it would have resulted in a net decrease to Altria’s stockholders’ equity of approximately $15 billion.

The unaudited pro forma condensed consolidated statements of earnings for the years ended December 31, 2007, 2006 and 2005 treat the spin-off of PMI as if the distribution and related transactions occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 gives effect to the spin-off of PMI as if the distribution and related transactions occurred on December 31, 2007. The unaudited pro forma condensed consolidated financial statements are subject to the assumptions and adjustments set forth in the accompanying notes. Management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the spin-off of PMI been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read together with Altria’s consolidated financial statements and accompanying notes as of and for the year ended December 31, 2007 and Management’s Discussion and Analysis included in Altria’s Annual Report on Form 10-K for the year ended December 31, 2007.

Altria Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Earnings

For the Year Ended December 31, 2007

(Unaudited)

(in millions, except per share data)	Historical Altria (a)	Spin-off of PMI (b)	Adjustments	Pro Forma Altria
Net revenues	$73,801	$(55,137)		$18,664
Cost of sales	16,547	(8,720)		7,827
Excise taxes on products	35,750	(32,298)		3,452

Gross profit	21,504	(14,119)	—	7,385
Marketing, administration and research costs	7,805	(5,021)		2,784
Asset impairment and exit costs	650	(208)		442
Recoveries from airline industry exposure	(214)	—		(214)
Amortization of intangibles	28	(28)		—

Operating income	13,235	(8,862)	—	4,373
Interest and other debt expense, net	215	(10)		205

Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	13,020	(8,852)	—	4,168
Provision for income taxes	4,096	(2,549)		1,547

Earnings from continuing operations before equity earnings and minority interest, net	8,924	(6,303)	—	2,621
Equity earnings and minority interest, net	237	273		510

Earnings from continuing operations	$9,161	$(6,030)	$—	$3,131

Per share data
Basic earnings per share	$4.36			$1.49

Diluted earnings per share	$4.33			$1.48

Weighted average shares outstanding:
Basic	2,101			2,101
Diluted	2,116			2,116

See introduction and accompanying notes.

Altria Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Earnings

For the Year Ended December 31, 2006

(Unaudited)

(in millions, except per share data)	Historical Altria (a)	Spin-off of PMI (b)	Adjustments	Pro Forma Altria
Net revenues	$67,051	$(48,261)		$18,790
Cost of sales	15,540	(8,153)		7,387
Excise taxes on products	31,083	(27,466)		3,617

Gross profit	20,428	(12,642)	—	7,786
Marketing, administration and research costs	7,664	(4,551)		3,113
Italian antitrust charge	61	(61)		—
Asset impairment and exit costs	178	(126)		52
Gain on sale of business	(488)	488		—
Provision for airline industry exposure	103			103
Amortization of intangibles	23	(23)		—

Operating income	12,887	(8,369)	—	4,518
Interest and other debt expense, net	367	(142)		225

Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	12,520	(8,227)	—	4,293
Provision for income taxes	3,400	(1,829)		1,571

Earnings from continuing operations before equity earnings and minority interest, net	9,120	(6,398)	—	2,722
Equity earnings and minority interest, net	209	251		460

Earnings from continuing operations	$9,329	$(6,147)	$—	$3,182

Per share data
Basic earnings per share	$4.47			$1.52

Diluted earnings per share	$4.43			$1.51

Weighted average shares outstanding:
Basic	2,087			2,087
Diluted	2,105			2,105

See introduction and accompanying notes.

Altria Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Earnings

For the Year Ended December 31, 2005

(Unaudited)

(in millions, except per share data)	Historical Altria (a)	Spin-off of PMI (b)	Adjustments	Pro Forma Altria
Net revenues	$63,741	$(45,289)		$18,452
Cost of sales	14,919	(7,645)		7,274
Excise taxes on products	28,934	(25,275)		3,659

Gross profit	19,888	(12,369)	—	7,519
Marketing, administration and research costs	7,664	(4,525)		3,139
U.S. tobacco headquarters relocation charges	4			4
Loss on U.S. tobacco pool	138			138
U.S. tobacco quota buy-out	(115)			(115)
Asset impairment and exit costs	139	(90)		49
Provision for airline industry exposure	200			200
Amortization of intangibles	18	(18)		—

Operating income	11,840	(7,736)	—	4,104
Interest and other debt expense, net	521	(94)		427

Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	11,319	(7,642)	—	3,677
Provision for income taxes	3,409	(1,835)		1,574

Earnings from continuing operations before equity earnings and minority interest, net	7,910	(5,807)	—	2,103
Equity earnings and minority interest, net	260	186		446

Earnings from continuing operations	$8,170	$(5,621)	$—	$2,549

Per share data
Basic earnings per share	$3.95			$1.23

Diluted earnings per share	$3.91			$1.22

Weighted average shares outstanding:
Basic	2,070			2,070
Diluted	2,090			2,090

See introduction and accompanying notes.

Altria Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2007

(Unaudited)

(in millions)

Assets	Historical Altria (a)	Spin-off of PMI (c)	Adjustments		Pro Forma Altria

Cash and cash equivalents	$6,498	$(1,656)	$81	(d,e,f,g,h)	$4,923
Receivables, net	3,323	(3,240)			83
Due from Altria Group, Inc. and affiliates	—	(257)	257	(g)	—
Inventories	10,571	(9,317)			1,254
Other current assets	2,498	(567)			1,931

Total current assets	22,890	(15,037)	338		8,191

Property, plant and equipment, net	8,857	(6,435)			2,422
Goodwill	8,001	(7,925)			76
Other intangible assets, net	4,953	(1,904)			3,049
Other assets	6,447	(725)	60	(f,h)	5,782

Total consumer products assets	51,148	(32,026)	398		19,520
Financial services assets	6,063	—			6,063

Total assets	$57,211	$(32,026)	$398		$25,583

Liabilities
Short-term borrowings	$638	$(638)			$—
Current portion of long-term debt	2,445	(91)			2,354
Accounts payable	1,463	(852)			611
Accrued liabilities:
Marketing	802	(475)			327
Taxes, except income taxes	4,593	(4,523)			70
Employment costs	756	(473)			283
Settlement charges	3,986	—			3,986
Other	1,857	(1,021)			836
Income taxes	654	(470)			184
Dividends payable	1,588	—			1,588

Total current liabilities	18,782	(8,543)	—		10,239

Long-term debt	7,463	(5,578)			1,885
Deferred income taxes	2,182	(1,234)			948
Accrued pension costs	388	(190)			198
Accrued postretirement health care costs	1,916	—	(61	)(h)	1,855
Other liabilities	2,323	(1,083)	(37	)(h)	1,203

Total consumer products liabilities	33,054	(16,628)	(98)		16,328
Financial services liabilities	5,603	—			5,603

Total liabilities	38,657	(16,628)	(98)		21,931

Stockholders’ Equity	18,554	(15,398)	496	(d,e,h)	3,652

Total liabilities and stockholders’ equity	$57,211	$(32,026)	$398		$25,583

See introduction and accompanying notes.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) These columns reflect the historical consolidated statement of earnings, excluding the results of discontinued operations related to Kraft Foods Inc., and the consolidated balance sheet of Altria, as appropriate.

(b) These columns reflect the removal of PMI’s consolidated statement of earnings from, and Altria’s related consolidating adjustments to, the Altria historical consolidated statement of earnings.

(c) This column reflects the removal of PMI’s consolidated balance sheet from, and Altria’s related consolidating adjustments to, the Altria historical consolidated balance sheet.

(d) Represents the adjustment to record the pro forma cash payment by Altria to PMI of $427 million as a result of the modifications to the existing stock awards that were described in the introduction to the pro forma condensed consolidated financial statements. This cash payment is reflected as a decrease to Altria’s stockholders’ equity in the Altria pro forma condensed consolidated balance sheet.

(e) Represents the adjustment to record the $900 million of special dividends paid by PMI in the first quarter of 2008 that were described in the introduction to the pro forma condensed consolidated financial statements. The dividend payment from PMI increases Altria’s pro forma cash and cash equivalents and Altria’s stockholders’ equity on the pro forma condensed consolidated balance sheet.

(f) Represents the adjustment to record the pro forma cash payment by Altria to PMI for tax contingencies of $97 million. This entry also reflects the recognition of a long-term receivable from PMI on the pro forma condensed consolidated balance sheet. The receivable arises from the Tax Sharing Agreement between Altria and PMI, whereby PMI will reimburse Altria for PMI’s portion of tax contingencies that existed prior to the spin-off that may be paid to the taxing authorities in the future. The Altria pro forma condensed consolidated balance sheet contains a corresponding liability to the taxing authorities for the period prior to the spin-off under consolidated tax return regulations.

(g) Represents the cash settlement of a $257 million receivable from Altria recorded by PMI in its historical balance sheet.

(h) Represents the adjustment to record the pro forma cash payment by Altria to PMI of $38 million to transfer certain benefit plan liabilities related to PMI employees that were described in the introduction to the pro forma condensed consolidated financial statements. The transfer of these benefit plan liabilities will reduce Altria’s pro forma liabilities by $98 million, partially offset by a reduction of the related deferred tax assets of $37 million and a reduction of the SFAS 158 adjustment to stockholders’ equity of $23 million.